Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 17, 2015 and Prospectus dated November 10, 2015)

November 17, 2015

US$1,000,000,000 1.950% Notes due November 23, 2018

US$1,000,000,000 Floating Rate Notes due November 23, 2018

US$1,000,000,000 1.950% Notes due November 23, 2018

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	November 17, 2015

Settlement Date:	November 23, 2015 (T+4)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 23, 2018

Interest Rate:	1.950%

Price to Public:	99.991%

Benchmark Treasury:	UST 1.250% due November 15, 2018

Benchmark Treasury Price and Yield:	100-06¼ / 1.183%

Re-offer Spread to Benchmark Treasury:	plus 77 basis points

Re-offer Yield:	1.953%

Gross Spread:	15 basis points

All-in Price:	99.841%

Interest Payment Dates:	Payable semi-annually in arrears on May 23 and November 23 of each year, commencing May 23, 2016, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$998,410,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 CQ4

ISIN:	US961214CQ45

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Co- Managers:	TD Securities (USA) LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

US$1,000,000,000  Floating Rate Notes due November 23, 2018

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	November 17, 2015

Settlement Date:	November 23, 2015 (T+4)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 23, 2018

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 74 basis points

Gross Spread:	15 basis points

All-in Price:	99.850%

Interest Payment Dates:	Payable quarterly in arrears on February 23, May 23, August 23 and November 23 of each year, commencing February 23, 2016, subject to Business Day Convention

Interest Reset Dates:	Quarterly on February 23, May 23, August 23 and November 23 of each year, commencing February 23, 2016

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 74 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$998,500,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include November 23, 2015 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 CR2

ISIN:	US961214CR28

Joint Active Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Co- Managers:	TD Securities (USA) LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 17, 2015 and Prospectus dated November 10, 2015)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at toll-free 800 831 9146, J.P. Morgan Securities LLC collect at 212 834 4533 or Morgan Stanley & Co. LLC toll-free at 1 866 718 1649.